Exhibit 10.26

BUNGE LIMITED

DEFERRED COMPENSATION PLAN FOR
NON-EMPLOYEE DIRECTORS
(as Amended as of December 31, 2008)

1.             Purpose

The Plan is established for the purpose of providing members of the Board who are not employees of Bunge Limited or any Subsidiary with the opportunity to defer receipt of all or a portion of their Director Fees and, if applicable, Other Deferral Amounts, as such terms are defined below.

All amounts credited to Accounts under the Plan shall be subject to Section 409A and no portion of any Non-Employee Director’s Account shall be grandfathered for purposes of Section 409A.  The Plan shall be construed and administered in all respects in a manner that is intended to result in Section 409A Compliance.

2.             Defined Terms

As used in the Plan, the following terms shall have the indicated meanings:

“Account” means a bookkeeping account maintained on the books and records of Bunge Limited to record the number of Share Units credited to a Non-Employee Director.

“Beneficiary” means the beneficiary or beneficiaries designated by a Non-Employee Director (on such form and in accordance with such rules and procedures as the Committee shall approve) to receive distribution of the Non-Employee Director’s Deferred Amounts in the event of the Non-Employee Director’s death.  A Non-Employee Director may revoke or change such designation at any time, except that no Beneficiary designation shall be effective unless it is in writing and received by Bunge Limited prior to the date of the Non-Employee Director’s death.

“Board” means the Board of Directors of Bunge Limited.

“Bunge Limited” means Bunge Limited, a company organized under the laws of Bermuda.

“Change of Control” means the occurrence of any of the following:

(a)           the acquisition by any person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the Common Stock then outstanding, but shall not include any such acquisition by any employee benefit plan of Bunge Limited, or any person or entity organized, appointed or established by Bunge Limited for or pursuant to the terms of any such employee benefit plan;

(b)           consummation after approval by the shareholders of Bunge Limited of either (A) a plan of complete liquidation or dissolution of Bunge Limited or (B) a merger, amalgamation or consolidation of Bunge Limited with any other corporation, the issuance of voting securities of Bunge Limited in connection with a merger, amalgamation or consolidation of Bunge Limited or sale or other disposition of all or substantially all of the assets of Bunge Limited or the acquisition of assets of another corporation (each, a “Business Combination”), unless, in each case of a Business Combination, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Common Stock outstanding immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of Common Stock and 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns Bunge Limited or all or substantially all of Bunge Limited’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Common Stock; or

(c)           within any 24 month period, the persons who were directors immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of a successor to Bunge Limited.  For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has expressed an intent to effect a Change of Control or engage in a proxy or other control contest);

; provided, however, that with respect to any distribution that is subject to Section 409A and payment is to be accelerated in connection with the Change of Control, no event(s) set forth in clauses (a), (b) or (c) above shall constitute a Change of Control for purposes of the Plan unless such event(s) also constitutes a “change in the ownership”, “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company as defined under Section 409A.

“Code” means the U.S. Internal Revenue Code of 1986, as amended and any applicable rulings and regulations promulgated thereunder.

“Committee” means the committee appointed from time to time by the Chief Executive Officer of Bunge Limited to administer the Plan.

“Common Stock” means the common shares of Bunge Limited, par value U.S. $0.01 per share.

“Crediting Date” means, unless the Committee determines otherwise, (i) with respect to Deferred Amounts, the date on which such Deferred Amounts would have been paid to a Non-Employee Director but for the Non-Employee Director’s Deferral Election and (ii) with respect to dividend equivalents on Share Units, the date that corresponding dividends are paid on shares of Common Stock, as set by Bunge Limited.

“Deferral Election” means (i) a Non-Employee Director’s annual written election on an Election Date to defer payment of all or a portion of his Director Fees, subject to the terms and conditions of the Plan and/or (ii) a Non-Employee Director’s election on an Election Date to defer payment of any Other Deferral Amount, in accordance with the terms of the Plan, and any other applicable plan, program or arrangement.  The Committee, in its sole discretion, may permit a Non-Employee Director to make a separate Deferral Election with respect to his annual retainer fees and committee fees.  Unless the Committee determines otherwise, a Deferral Election shall be irrevocable.

“Deferral Period” means a period elected in writing by a Non-Employee Director at the time of his Deferral Election for the voluntary deferral of the Deferred Amounts subject to the election.  Unless the Committee determines otherwise, a Deferral Period shall be a period of not less than thirty-six months commencing immediately following the first day of the Service Period to which the Deferral Period relates.

“Deferred Amount” means the U.S. Dollar amount of Director Fees and Other Deferral Amounts (if applicable) deferred by a Non-Employee Director pursuant to a Deferral Election.  For purposes of the distribution provisions of the Plan, Deferred Amount also includes any additional Share Units credited thereon as a result of the payment of dividends on the Common Stock

“Director Fees” means the annual retainer fees and committee fees paid (or otherwise payable but for a Deferral Election) to a Non-Employee Director during an applicable Service Period in connection with his services as a Non-Employee Director.

“Election Date” means (i) with respect to Director Fees, the date specified by the Committee on a Deferral Election prior to the commencement of a Service Period as the deadline on which a Deferral Election must be made and (ii) with respect to Other Deferral Amounts, the date as may be specified by the Committee on the Deferral Election applicable to such Other Deferral Amounts.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any applicable rulings and regulations promulgated thereunder.

“Fair Market Value” means the closing price for a share of Common Stock for the market trading day of the date of determination (or, if no closing price was reported on that date, on the last trading date prior to the date of determination on which a closing price was reported) on the New York Stock Exchange, as reported in The Wall Street Journal or such other source as the Committee deems reliable.

“Non-Employee Director” means a member of the Board who is not then an officer or employee of Bunge Limited or any Subsidiary.

“Other Deferral Amounts” means a payment amount (i) that is not Director Fees, (ii) that, at the election of a Non-Employee Director may be deferred under the Plan pursuant to the terms of the pertinent plan, agreement or arrangement through which a Non-Employee Director becomes entitled to receive such payment, including, without limitation, the Bunge Limited 2007 Non-Employee Directors Equity Incentive Plan, as amended from time to time, and (iii) that is otherwise payable to the Non-Employee Director but for a Deferral Election.

“Payment Election” means an election as to the form and timing of distribution of a Non-Employee Director’s Deferred Amounts elected in writing by the Non-Employee Director at the time of his corresponding Deferral Election made by the Election Date.  Unless the Committee determines otherwise, in its sole discretion, the form of distribution pursuant to a Payment Election shall be in the form of either shares of Common Stock or cash, in a single distribution, or in up to twenty-five (25) annual installment distributions.

“Plan” means this Deferred Compensation Plan for Non-Employee Directors of Bunge Limited.

“Section 409A” means Section 409A of the Code

“Section 409A Compliance” shall have the meaning set forth in Section 15.

“Securities Act” means the Securities Act of 1933, as amended.

“Separation from Service” means a Non-Employee Director’s “separation from service” from the Company as determined under the default provisions included in Treasury Regulation Section 1.409A-1(h) or any successor regulation thereto; provided, however for the purposes of determining which entity is a service recipient or employer, “at least 20 percent” is substituted for “at least 80 percent” in each place it appears in Treasury Regulation §1.414(c)-2.

“Service Period” means a calendar year or such other period as the Committee may specify from time to time.

“Share Unit” means a hypothetical share unit purchased and credited to the Account of a Non-Employee Director that shall be equal, as of any date of determination, to the Fair Market Value of a share of Common Stock.

“Subsidiary” means any corporation in which Bunge Limited beneficially owns, directly or indirectly, 50% or more of the securities entitled to vote in the election of directors of the corporation.

3.             Deferral Elections

(a)           Eligibility.  All Non-Employee Directors shall be eligible to participate in the Plan.

(b)           Deferral Elections.  Each Non-Employee Director shall be offered the opportunity to make a Deferral Election as specified in this Section 3(b).  A Non-Employee Director shall make a Deferral Election for a Service Period by completing, signing and submitting during a period specified by the Committee ending on the Election Date a Deferral Election in the form approved from time to time by the Committee, in its sole discretion.  The Committee may require a Non-Employee Director, as a condition to submitting a Deferral Election, to make such representations and warranties, and to agree to such undertakings and conditions, as the Committee shall determine, in its sole discretion.

(c)           Payment Elections.             Subject to the terms of the Plan, at the time a Non-Employee Director makes a Deferral Election, the Non-Employee Director shall also make a Payment Election in which he shall specify whether payment of the Deferred Amount shall be made or commenced (i) within sixty (60) days following the Non-Employee Director’s Separation from Service or (ii) the earlier of within sixty (60) days following (A) the Non-Employee Director’s Separation from Service or (B) the last day of the applicable Deferral Period.

4.             Accounts

(a)           Crediting of Share Units.  The Deferred Amount elected pursuant to a Deferral Election shall be credited in the form of Share Units to the Account maintained in a Non-Employee Director’s name in the manner contemplated by Section 6.  In addition, if a dividend is distributed to the shareholders of Common Stock, each Account shall be credited with additional Share Units in the manner contemplated by Section 6.

(b)           Debiting for Distributions.  A Non-Employee Director’s Account shall be debited by any distributions to a Non-Employee Director or any of his Beneficiaries.

(c)           No Withdrawals or Loans.  In no event shall a Non-Employee Director have a right under the Plan to make withdrawals from an Account for any reason.  In no event shall a Non-Employee Director be entitled to receive loans from Bunge Limited based upon the value of his Account.

5.             Vesting

Each Non-Employee Director shall be fully vested at all times in his Deferred Amounts.

6.             Deemed Investment of Deferred Amounts

(a)           Deemed Investment in Common Stock.  Deferred Amounts shall be deemed to be invested in Share Units as of the Crediting Date.  The value of each Share Unit held in an Account on behalf of a Non-Employee Director shall track the performance of a share of Common Stock and shall earn dividend equivalents to the same extent that actual dividends are paid to shareholders of Common Stock.  Any dividend equivalents credited to a Non-Employee Director’s Account shall be in the form of additional Share Units in accordance with the provisions of Section 6(b).

(b)           Determination of Number of Share Units.  The number of Share Units credited to a Non-Employee Director’s Account shall be determined by dividing (i) the Deferred Amount or the amount of a dividend equivalent paid on Share Units as of the Crediting Date by (ii) the Fair Market Value of a share of Common Stock as of the Crediting Date.  Share Units shall be recorded in whole or fractional units.  Bunge Limited shall provide each Non-Employee Director with a statement reflecting the number of Share Units credited to his Account as of the end of each calendar year or at such other intervals as may be specified by the Committee.  Calculation of the number of Share Units held in an Account as provided in this Section 6(b) shall be for informational purposes only, and shall not confer on a Non-Employee Director any right to receive the value of an

Account as of any date.  A Non-Employee Director’s rights to receive distributions of his Account shall be determined in accordance with Section 7.

7.             Distributions

(a)           Distribution of Account  in Shares of Common Stock or Cash.  Except as provided in this Section 7 and Section 11, a distribution to a Non-Employee Director or his Beneficiary of the Non-Employee Director’s Account shall be in the form of either shares of Common Stock or cash, as elected by the Non-Employee Director on his Deferral Election.

(i)            With respect to the portion of his Account, if any, that a Non-Employee Director elects to receive in shares of Common Stock, the Non-Employee Director shall receive one share of Common Stock for each corresponding Share Unit credited to such portion of the Account.

(ii)           With respect to the portion of his Account, if any, that a Non-Employee Director elects to receive in cash, as of the distribution date, the Non-Employee Director shall receive in cash a lump sum equal to the Fair Market Value of a share of Common Stock as of the date of distribution multiplied by the number of whole and partial Share Units corresponding to such portion of the Account.

(iii)          Any fractional Share Units to be settled as of a distribution date shall be paid to the Non-Employee Director in cash based upon the Fair Market Value of a share of Common Stock determined in accordance with Section 7(a)(ii) above.

(iv)          In no event shall a Non-Employee Director have a right to any form of distribution of his Account other than as provided in this Section 7(a).  The distributions provided for in this Section 7 shall discharge in full Bunge Limited’s obligations with respect to an applicable Account.

(b)           Installment Distributions.  In the event a Non-Employee Director elects an installment distribution, the portion of an Account to be distributed pursuant to an installment election shall be determined by dividing (i) the number of Share Units in a Non-Employee Director’s Account by (ii) the number of remaining installments (including the installment with respect to which the distribution is being calculated).

(c)           Death.  In the event of a Non-Employee Director’s death (occurring on or after the Non-Employee Director’s Separation from Service) prior to distribution of his entire Account, all of the Share Units in the Non-Employee Director’s Account shall be distributed to the Non-Employee Director’s Beneficiary in a single distribution within  sixty (60) days of the Non-Employee Director’s death.  The form of such distribution will be in accordance with any election made by the Non-Employee Director under Section 7(a) above.

(d)           Default Payout Procedure.  In the event a Non-Employee Director does not make a Payment Election with respect to a Deferred Amount, the Non-Employee Director (or the Non-Employee Director’s Beneficiary, as the case may be) shall receive distribution of such Deferred Amount within sixty (60) days of the Non-Employee Director’s Separation from Service in the same manner as if such Non-Employee Director had elected to receive the entire Deferred Amount in the form of shares of Common Stock.

(e)           Redeferrals.  A Non-Employee Director may elect, prior to his Separation from Service, to redefer all or a portion of his Deferred Amount.  A separate redeferral election may be made with respect to each of the Non-Employee Director’s deferred Director Fees or Other Deferred Amounts.  The redeferral election may provide for a distribution in a lump sum or in annual installments not to exceed ten (10) years.  The date on which a distribution shall be made, or installments shall commence, will be (i) within sixty (60) days of the Non-Employee Director’s Separation from Service or (ii) the earlier of sixty (60) days following (A) Non-Employee Director’s Separation from Service or (B) the last day of the applicable redeferral period; provided, however, that:

(A)          the election to redefer must be made and become irrevocable (other than in the case of the death of the Non-Employee Director) at least one year prior to the original distribution date or the original initial installment commencement date;

(B)           the redeferral election shall not become effective for at least one year after the redeferral election is made; and

(C)           the new lump sum distribution date or the date of the first installment commencement date shall not be earlier than the fifth anniversary of the original lump sum date or the original installment commencement date, as the case may be, elected by the Non-Employee Director pursuant to the election in effect immediately prior to the redeferral election.

Notwithstanding the foregoing provisions of this Section 7(e), no Non-Employee Director shall be permitted to redefer any portion of his Deferral Amount following his Separation from Service.

(f)            No Acceleration of Distributions.   Notwithstanding anything to the contrary herein, the Plan does not permit the acceleration of the time or schedule of any payments under the Plan, except as would not result in the imposition on any person or additional taxes, penalties or interest under Section 409A.

8.             Transition Rule Election

Pursuant to Internal Revenue Service Notice 2005-1, Q&A-19(c), as extended by the Internal Revenue Service, a Non-Employee Director, who has not incurred a Separation from Service prior to December 31, 2008, may modify or make new elections regarding distribution of his or her Account(s) at such time and in such form as the Committee shall designate; provided, however, that no such distribution election may affect payments that the Non-Employee Director would otherwise receive in 2008 or cause payments to be made in 2008.

9.             Grantor Trust

Bunge Limited shall establish one or more grantor trusts (a so-called “rabbi trust”) to fund its obligations to the Non-Employee Directors under the Plan in accordance with the terms of this Section 9.  Any such grantor trusts established by Bunge Limited shall meet the requirements of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended and shall otherwise comply with applicable law, including, without limitation, Section 409A.

10.          Adjustments Upon Changes in Capitalization

Subject to any required action by the shareholders of Bunge Limited, the number of Share Units credited to the Account of a Non-Employee Director and the number of corresponding shares of Common Stock, and the number of shares of Common Stock that have been authorized for issuance under the Plan but as to which no shares of Common Stock corresponding to Share Units have been allocated to an Account in the form of Share Units, the Fair Market Value of each share of Common Stock and value assigned to a corresponding Share Unit, the maximum number of shares of Common Stock that may be allocated in the form of Share Units to any Non-Employee Director in any fiscal year of the Company, as well as any other terms that the Committee determines requires adjustment, may be proportionately adjusted for (i) any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the shares of Common Stock, or similar event affecting the shares of Common Stock, (ii) any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by Bunge Limited, or (iii) as the Committee may determine in its discretion; provided, however, that conversion of any convertible securities of Bunge Limited shall not be deemed to have been “effected without receipt of consideration.”  Except as the Committee determines, no issuance by Bunge Limited of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of shares of Common Stock or number or value of Share Units.

11.          Change of Control

Upon a Change of Control, a Non-Employee Director shall receive an immediate distribution with respect to all of the Share Units in his Account (including any Account subject to an ongoing Service Period) in the form of a single distribution of shares of Common Stock only; provided, however, that the Committee, in its sole discretion, may determine to pay any portion of such distribution in cash in lieu of shares.  At the time of a Change of Control, no further Deferred Amounts shall be contributed to an Account.  This Section 11 shall supersede any other provision in the Plan to the extent such other provision conflicts with this Section 11, including, without limitation, Sections 7 and 13.

12.          Administration

The Plan shall be administered and operated by the Committee (or such person or group of persons to which such duties are delegated by the Committee), which shall be responsible for the interpretation of the Plan and the establishment of the rules and regulations governing the administration thereof.  The Committee, in its sole and absolute discretion, shall have full power and authority to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, to construe and interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to make eligibility determinations; to determine whether Deferral Elections shall be permitted for each Service Period; to determine the terms and provisions of the Deferral Election forms; to make determinations with respect to federal, state and local income tax withholding; to make determinations with respect to the number of Share Units in an Account; and to make all other factual and legal determinations deemed necessary or advisable for the administration of the Plan.  All determinations, decisions, interpretations and actions of the Committee shall be final, binding and conclusive on all persons for all purposes, including Bunge Limited, the Non-Employee Directors (and any person claiming any rights under the Plan from or through a Non-Employee Director).  No member of the Committee shall be liable to any person for any action taken or omitted in good faith in connection with the interpretation, construction, or administration of the Plan.  Bunge Limited shall indemnify and save harmless the members of the Committee and Bunge Limited’s officers, employees and directors against all expenses and liabilities arising out of any action taken or omitted in good faith in administering the Plan to the maximum extent permitted by law.

13.          Amendment and Termination

The Committee or the Board may amend or terminate the Plan at any time, and upon such termination no further Deferred Amounts shall be made.  No amendment or termination of the Plan shall adversely affect the rights of a Non-Employee Director in any Account that has been established prior to such amendment or termination absent the written consent of each affected Non-Employee Director, except that, following a termination of the Plan, the Committee or the Board may provide for the immediate distribution of all Share Units in a Non-Employee Director’s Account; provided, however, that any acceleration of the payment of all or any portion of any Account under the Plan must comply with Section 409A.

14.          Unfunded Plan

The deferred compensation arrangement provided for herein is intended to be “unfunded” for purposes of U.S. federal income tax, and the Accounts shall represent at all times unfunded and unsecured contractual obligations of Bunge Limited.  Each Non-Employee Director and his Beneficiary shall be an unsecured creditor of Bunge Limited with respect to all obligations owed to him under the Plan.  Distributions under the Plan shall be satisfied solely out of the general assets of Bunge Limited subject to the claims of its creditors, and a Non-Employee Director and his Beneficiary shall not have any interest in any fund or in any specific asset of Bunge Limited of any kind by reason of any amount credited to a Non-Employee Director hereunder, nor shall a Non-Employee Director or any Beneficiary or any other person have any right to receive any distribution under the Plan except as, and to the extent, expressly provided herein.  No provision in the Plan shall create or be construed to create any claim, right or cause of action against Bunge Limited, or against any of its employees, officers, directors, agents, shareholders, members, partners or affiliates arising from any diminution in value of any Share Unit.

15.          Section 409A Compliance

(i) Notwithstanding any contrary provision in the Plan or any Deferral Election, if any provision of the Plan or Deferral Election contravenes any regulations or guidance promulgated under Section 409A or would cause any person to be subject to additional taxes, interest and/or penalties under Section 409A, such provision of the Plan or the Deferral Election may be modified by the Committee without notice and consent of any person in any manner the Committee deems reasonable or necessary.  In making such modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A.  Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to any Deferral Election that is subject to Section 409A to the extent such discretionary authority would contravene Section 409A.

(ii)           If any amount owed to a Non-Employee Director under this Plan is considered for purposes of Section 409A to be owed to a Non-Employee Director by virtue of his termination of employment or service, such amount shall be paid if and only if such termination of employment or service constitutes a “separation from service” with the Company, determined using the default provisions set forth in Treasury Regulation §1.409A-1(h) or any successor regulation thereto; provided, however for the purposes of determining which entity is a service recipient or employer, “at least 20 percent” is substituted for “at least 80 percent” in each place it appears in Treasury Regulation §1.414(c)-2.

16.          General Terms

(a)           No Right to Continued Directorship or Participation.  The Plan shall not be deemed to create or confer on any individual any right to be retained in the service of Bunge Limited or any Subsidiary, nor to create or confer on any individual the right to make a Deferral Election with respect to any future Service Period.  The terms and conditions of a Non-Employee Director’s services as a member of the Board shall be governed by arrangements between the Non-Employee Director and Bunge Limited independently of the Plan.

(b)           No Obligation to Continue the Plan for Future Service Periods.  Bunge Limited shall not be under any obligation to continue the arrangements provided for herein with respect to any future Service Period.

(c)           Headings.  The section headings in the Plan have been inserted for convenience of reference only and are to be ignored in any construction of any provision hereof.  If a provision of the Plan is not valid or enforceable, that fact shall in no way affect the validity or enforceability of any other provision.  Use of one gender includes the other, and the singular and plural include each other, except where the context clearly requires otherwise.

(d)           Notices.  Notices may be delivered to a Non-Employee Director at the corporate offices.  Any Non-Employee Director who ceases to be a member of the Board shall be responsible for furnishing the Committee with the current and proper address for the mailing of notices and delivery of payments.  Any notice required or permitted to be given to such a Non-Employee Director shall be deemed given if directed to the person to whom addressed at such address and mailed by regular United States mail, first class and prepaid.  If any item mailed to such address is returned as undeliverable to the addressee, mailing will be suspended until the Non-Employee Director furnishes the proper address.

(e)           No Assignment; Binding Effect.  A Non-Employee Director’s rights under the Plan (including, without limitation, the right to receive payments as provided herein) may not be assigned.  The provisions of the Plan shall be binding on each Non-Employee Director, such Non-Employee Director’s Beneficiary, and Bunge Limited and its successors and assigns, including, without limitation, any successor in connection with a Change of Control.

(f)            Governing Law.  The Plan shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements executed and performed entirely therein, and without regard to the choice of law provisions thereof.

17.          Effective Date

The Plan shall be effective as of January 1, 2002, and is amended and restated effective as of December 31, 2008.